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                                                                EXHIBIT 99.1


                              SUMMARY:  TECHNICLONE AND CAMBRIDGE ANTIBODY
                                        TECHNOLOGY ANNOUNCE JOINT VENTURE
                                        TO DEVELOP AND COMMERCIALIZE NEW
                                        PRODUCTS FOR CANCER THERAPY DIAGNOSIS.



DATE:    February 6, 1996



         TUSTIN, CA -- Techniclone International Corporation (OTC BULLETIN
BOARD: TCLN), a biotechnology company engaged in the research and development of drug delivery systems based on monoclonal antibodies (MAb's), and Cambridge Antibody Technology Ltd. (CAT), a privately held company established by Britain's Medical Research Council, today announced the creation of a commercial venture to develop and market an entirely new class of products for cancer therapy and diagnosis.

         The agreement calls for the combination of CAT's patented technology for producing fully human MAb's with Techniclone's patented Tumor Necrosis Technology (TNT). CAT technology generates MAb's that are fully compatible with the human immune system. TNT technology uses MAb's in a new way by anchoring the "payload" (i.e., a readioactive isotope or chemotherapy drug to the necrotic core of solid tumors, thereby permitting destruction of tumors from the inside-out without damaging surrounding healthy tissue.

         Dr. David Chiswell, CAT's chief operating officer, stated, "We view Techniclone's TNT as an innovative, platform technology which could play a crucial role in the creation of new diagnostic and therapeutic products in both the cancer and non-cancer markets. Early results indicate that TNT may be a universal delivery system capable of penetrating to the interior of solid tumors across a broad spectrum of cancer types.

         "The extraordinary synergy achieved with CAT in this joint venture represents a crucial milestone in the development of our TNT product pipeline," said Lon H. Stone, Techniclone's chairman and CEO. "With its unequaled gene libraries, two Nobel laureates and its state-of-the-art technologies for producing fully human antibodies, CAT is truly the crown jewel of England's prestigious monoclonal antibody industry."

         Stone further commented, "In early clinical and pre-clinical studies, TNT, when used in combination with Techniclone's other patented technologies, dramatically enhances the uptake of drugs and isotopes within the tumor by 500% to 800%. This is important because the key to effectiveness of any drug is based on the concentration delivered to the targeted tissue."

         In addition, TNT appears to be the only MAb delivery system that is universally effective against a broad spectrum of cancer types, including lung, colon, breast, prostate and pancreatic cancers.





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         "This feature of TNT is, by itself, a major breakthrough in that one molecule can now serve as the platform for multiple products in different cancer markets," said Stone. "We expect the TNT delivery system will result in a multi-layered licensing program where pharmaceutical companies will acquire TNT rights to enhance the efficacy of their own diagnostic and therapeutic products."

         The joint venture will conduct clinical studies concurrently in both the United States and Europe. Clinical studies should proceed rapidly in England under the UK government's special arrangements for expediting clinical trials of promising new therapies for cancer.

         Terms of the agreement provide that equity in the joint venture will be owned equally by Techniclone and CAT, with both companies making equal capital investments. Techniclone will retain exclusive, world-wide manufacturing rights. The joint venture may conduct direct marketing of one or more of the TNT products. Marketing rights may also be licensed as regulatory approvals are obtained.

         "CAT is also attracted to Techniclone because of its GMP cell-culturing capabilities in California and its new GMP radio-labeling facility in Oklahoma," added Chiswell. "Techniclone's experience, demonstrated by its Oncolym(TM) product, will facilitate rapid clinical development of the full spectrum of TNT products." Oncolym(TM) is a lymphoma therapy now being studied in a Phase III multi-center clinical trial conducted by Alpha Therapeutic, the U.S. subsidiary of Green Cross of Osaka, Japan.

         Cambridge Antibody Technology Ltd. was founded in 1989 by Britain's Medical Research Council, the U.K. equivalent of the U.S. National Institutes of Health. Dr. Cesar Milstein, who was awarded the Nobel Prize in 1984 for seminal work on mouse proteins that provided the critical foundation for the monoclonal antibody industry, is a member of CAT's Scientific Advisory Board. Building on his original research, Dr. Greg Winter, his colleagues and CAT scientists have developed powerful new technologies for producing fully human antibodies. BASF, Boehringer Mannheim, Genetech, Mitsubishi Chemical and Pfizer are among the companies that have licensed CAT's new core technologies.

         Techniclone International Corporation (OTC BULLETIN BOARD: TCLN) is a biotechnology company engaged in the research and development of drug delivery systems based on monoclonal antibodies. With the commencement of Phase III trials of the Company's lymphoma therapy product, Oncolym(TM) currently being studied in a multi-center clinical trial conducted by Alpha Therapeutic, the Company is now focusing its resources on development of is two most advanced drug delivery systems, Tumor Necrosis Therapy and Vasopermeation Enhancement, for the treatment of solid tumors. The Company recently completed an $8.2 million equity financing, a substantial portion of which will be used to fund development of these two platform technologies. The Company has applied for listing on the NASDAQ.


CONTACT:  Techniclone International             Cambridge Antibody Technology
          Martin Zabel                          Dr. David Chiswell
          Investor Contact             -OR-     Chief Operating Officer
          (212) 866-7733                        44-1763-263233





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